UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2013

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL (Address of principal executive offices)	60015 (Zip Code)

Registrant’s telephone number, including area code:  (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 28, 2013, CF Industries Holdings, Inc. (the “Company”) and CF Industries, Inc., a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with The Mosaic Company (“Mosaic”).  Under the terms of the Purchase Agreement, the Company will sell its phosphate mining and manufacturing business to Mosaic (the “Transaction”) for a purchase price of approximately $1.4 billion in cash, subject to adjustment as provided in the Purchase Agreement.

The Transaction includes the Company’s Hardee County Phosphate Rock Mine, Plant City Phosphate Complex, ammonia terminal, phosphate warehouse and dock at the Port of Tampa and the site of the former Bartow Phosphate Complex. In addition, Mosaic is assuming liabilities related to the phosphate business, including responsibility for closure, long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. The Company is also transferring to Mosaic the value of its asset retirement obligation trust and escrow funds totaling approximately $200 million.

The closing of the Transaction, which the Company expects will occur in 2014, is subject to various conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approvals under applicable foreign antitrust laws, receipt of other governmental and third party consents and other customary closing conditions.

The Purchase Agreement contains customary representations and warranties by the parties thereto.  These representations and warranties were made solely for the benefit of the other parties to the Purchase Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

On October 28, 2013, the Company also entered into a long-term agreement under which the Company will supply Mosaic with between 600,000 and 800,000 tons of ammonia per year from its Donaldsonville, Louisiana nitrogen complex beginning no later than 2017, and an agreement to provide ammonia to Mosaic from the Company’s Point Lisas Nitrogen Ltd. (PLNL) joint venture beginning at the close of the Transaction.

The foregoing description of the Purchase Agreement is not a complete description of all of the parties’ rights and obligations under the Purchase Agreement. The above description is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 8.01                                           Other Events.

On October 28, 2013, the Company issued a press release announcing, among other things, entry into the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated October 28, 2013, among CF Industries Holdings, Inc., CF Industries, Inc. and The Mosaic Company.*

99.1	Press Release.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2013	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard
Title: Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated October 28, 2013, among CF Industries Holdings, Inc., CF Industries, Inc. and The Mosaic Company.*

99.1	Press Release.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.